EXHIBIT 4.4(a)

                           FORM OF OPINION OF COUNSEL
                                 TO THE COMPANY


      The opinion of Snell & Smith, counsel for the Company, shall be to the effect that:

      1. Each of the Company and each Subsidiary Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, and, in the case of the Company, to enter into and perform the Note Purchase Agreement and to issue and sell the Notes, and, in the case of each Subsidiary Guarantor, to execute, deliver and perform the Subsidiary Guaranty.

      2. The Note Purchase Agreement and the Notes have been duly authorized by proper corporate action on the part of the Company, have been duly executed and delivered by an authorized officer of the Company, and constitute the legal, valid and binding agreements of the Company, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in a proceeding in equity or at law.

      3. The Subsidiary Guaranty has been duly authorized by proper corporate action on the part of each Subsidiary Guarantor, has been duly executed and delivered by an authorized officer of each Subsidiary Guarantor, and constitutes the legal, valid and binding obligation of each Subsidiary Guarantor, enforceable in accordance with its terms, except to the extent the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in a proceeding in equity or at law.

      4. A Texas court, or a federal court sitting in Texas, would honor the choice of Illinois law to govern the Agreement, the Notes and the Subsidiary Guaranty.

      5. The offering, sale and delivery of the Notes and delivery of the Subsidiary Guaranty do not require the registration of the Notes or the Subsidiary Guaranty under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

      6. No authorization, approval or consent of, and no designation, filing, declaration, registration and/or qualification with, any Governmental Authority is necessary or required in connection with the execution, delivery and performance by the Company of the Note Purchase

                                 Exhibit 4.4(a)

Agreement or the offering, issuance and sale by the Company of the Notes, and no authorization, approval or consent of, and no designation, filing, declaration, registration and/or qualification with, any Governmental Authority is necessary or required in connection with the execution, delivery and performance by any Subsidiary Guarantor of the Subsidiary Guaranty.

      7. The issuance and sale of the Notes by the Company, the performance of the terms and conditions of the Notes and the Note Purchase Agreement and the execution and delivery of the Note Purchase Agreement do not conflict with, or result in any breach or violation of any of the provisions of, or constitute a default under, or result in the creation or imposition of any Lien on, the property of the Company or any Subsidiary pursuant to the provisions of (i) the certificate or articles of incorporation or bylaws of the Company or any Subsidiary, (ii) any loan agreement known to such counsel to which the Company or any Subsidiary is a party or by which any of them or their property is bound,
(iii) any other Material agreement or instrument known to such counsel to which the Company or any Subsidiary is a party or by which any of them or their property is bound, (iv) any law (including usury laws) or regulation applicable to the Company, or (v) to the knowledge of such counsel, any order, writ, injunction or decree of any court or Governmental Authority applicable to the Company.

      8. The execution, delivery and performance of the Subsidiary Guaranty will not conflict with, or result in any breach or violation of any of the provisions of, or constitute a default under, or result in the creation or imposition of any Lien on, the property of any Subsidiary Guarantor pursuant to the provisions of (i) its certificate of incorporation or by-laws, (ii) any loan agreement known to such counsel to which any Subsidiary Guarantor is a party or by which it or its property is bound, (iii) any other Material agreement or instrument known to such counsel to which any Subsidiary Guarantor is a party or by which it or its property is bound, (iv) any law or regulation applicable to any Subsidiary Guarantor, or (v) to the knowledge of such counsel, any order, writ, injunction or decree of any court or Governmental Authority applicable to any Subsidiary Guarantor.

      9. Except as disclosed in Schedule 5.4 to the Note Purchase Agreement, all of the issued and outstanding shares of capital stock of each Subsidiary are owned directly or indirectly by the Company free and clear of any perfected pledge or, to the knowledge of such counsel, any other perfected Lien.

      10. Except as disclosed in Schedule 5.8 to the Note Purchase Agreement, there are no actions, suits or proceedings pending, or, to such counsel's knowledge, threatened against, or affecting the Company or any Subsidiary, at law or in equity or before or by any Governmental Authority, which are likely to result, individually or in the aggregate, in a Material Adverse Effect.

      11. Neither the Company nor any Subsidiary is (i) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), (ii) a "public utility" as defined in the Federal Power Act, as amended, or (iii) an "investment company" or an "affiliated person"

                                 Exhibit 4.4(a)
thereof, as such terms are defined in the Investment Company Act of 1940, as amended (the "1940 Act").

      12. The issuance of the Notes and the intended use of the proceeds of the sale of the Notes do not violate or conflict with Regulation U, T or X of the Board of Governors of the Federal Reserve System.

The opinion of Snell & Smith shall cover such other matters relating to the sale of the Notes as the Purchasers may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company and with respect to matters governed by the laws of any jurisdiction other than the United States of America, the laws of the State of Texas or the Delaware General Corporation Law, such counsel may rely upon the opinions of counsel deemed (and stated in their opinion to be deemed) by them to be competent and reliable. For purposes of their opinion as to enforceability in paragraphs 2 and 3, Snell & Smith may assume that Illinois law is substantially identical to Texas law.

                                       3

                                 Exhibit 4.4(a)